Rule 10f-3 Transaction Exhibit
Nuveen Multistate Trust II
Nuveen California High Yield Municipal Bond Fund
FILE #811-07755
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
3/7/08
Puerto Rico Aqueduct and Sewer Authority Revenue Bonds, Series A (Senior Lien)
$1,326,985,481.60
$493,075.00
Citigroup Global Markets, Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Banc of America Securities LLC
BBVARP MSD
Eurobank MSD
Goldman, Sachs & Co.
Lehman Brothers
Loop Capital Markets
Oppenheimer & Co.
Oriental Financial Services
Popular Securities, Inc.
RBC Capital Markets
Ramirez & Co., Inc.
Santander Securities
Scotia Capital USA
TCM Capital Inc.
UBS Securities LLC
Wachovia Bank, National Association
Merrill Lynch & Co.
J.P. Morgan Securities Inc.
DEPFA First Albany Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated